Exhibit 10.1

PURCHASE & SALE AGREEMENT

SELLER:

The Haven at Market Square, LLC

c/o Johnson Development Associates, Inc.

100 Dunbar Street Suite 400
Spartanburg, SC 29306
Attention: D. Benjamin Graves

Attention: Jennifer C. Adamson
Tel: 864-594-5707
Fax: 864-594-5998

Email: bgraves@johnsondevelopment.net

Email: jadamson@johnsondevelopment.net

With a copy to:	Johnson, Smith, Hibbard and Wildman, LLP Attn: Steven M. Querin 220 N. Church Street Spartanburg, SC 29306 Tel: 864-582-8121 Fax: 864-585-5328 Email: squerin@jshwlaw.com

PURCHASER:	Inland Real Estate Acquisitions, Inc. Attn: G. Joseph Cosenza 2901 Butterfield Road Oak Brook, IL 60523 Tel: 630-218-4948 Fax: 630-218-4936 Email: joe@inlandgroup.com

With a copy to:	The Inland Real Estate Group, Inc. Attn: Gary Pechter, Esq. 2901 Butterfield Road Oak Brook, IL 60523 Tel: 630-645-2084 Fax: 630-218-4900 Email: gpechter@inlandgroup.com

PROPERTY:	See Section 1.

ESCROW AGENT:	Chicago Title Insurance Company 10 South LaSalle Street, Suite 3100 Chicago, IL 60603 Attn: Nancy Castro Tel: 312-223-2709 Email: Nancy.Castro@ctt.com

EFFECTIVE DATE:	July 20, 2015

INSPECTION PERIOD:	The period ending at 5:00 pm Eastern time on the date which is thirty (30) days after the Effective Date.

CLOSING DATE:	September 30, 2015 or such earlier date as Purchaser and Seller may agree, provided that in no event shall Seller be obligated to close prior to September 21, 2015. Without limiting the foregoing, in no event shall Closing occur after October 31, 2015.

PURCHASE PRICE:	The Purchase Price for the Property, The Haven at Market Square, shall be Forty Five Million Seven Hundred Fifty Thousand Dollars ($45,750,000) to be paid in funds available for immediate value in Seller’s accounts, and subject to the adjustments and proration provided herein.

EARNEST MONEY:	See Section 3.

Section 1.             Sale and Purchase. Subject to the terms hereof, Seller agrees to sell, and Purchaser agrees to purchase, as provided in this Purchase and Sale Agreement (this “Agreement”) and for the Purchase Price, the following:

(a)             the tract(s) or parcel(s) of land located at 300 Cormorant Place, Frederick, Maryland 21701 and more particularly described in Exhibit A, together with all rights and interests appurtenant thereto, including all of Seller’s right, title, and interest, if any, in and to any riparian rights, easements, licenses, privileges, adjacent streets, alleys, rights-of-way, air rights, subsurface rights, development rights and water rights appurtenant to such real property, and any adjacent strips and gores of real estate (the “Land”); all buildings, structures, parking areas, sidewalks, landscaping and improvements owned by Seller and now located on the Land including, without limitation, that certain 206-unit apartment complex known as “The Haven at Market Square” along with rights to use the pool and clubhouse pursuant to the Pool Amenity Ground Lease (the “Improvements”); and all rights, titles, and interests appurtenant to the Land and Improvements;

(b)            all furniture, equipment, appliances, machinery, signage, inventories, supplies, equipment, vehicles (including carts), fitness equipment, pool equipment, pool supplies, rolling stock, spare parts, inventory, telephone, computer, facsimile, printing and other electronic equipment (including servers, disk drives, modems, routers, cabling, and the like) and other tangible personal property and equipment owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements, if any, including without limitation the tangible personal property which shall be attached as Exhibit G, but specifically excluding any personal property owned, financed or leased by any Tenant (defined below), and computer hardware and computer software (including servers, disk drives, modems, routers, cabling, and the like) which either is licensed to Seller, or Seller deems reasonably proprietary, any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, and any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement (the “Personalty”);

(c)             all of Seller’s right, title and interest in: all unexpired leases, franchises, licenses, occupancy agreements, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to, the Improvements or Land, including, without limitation, the Pool Amenity Ground Lease (defined below) (collectively, the “Leases” and, individually, a “Lease” and, with respect to residential apartment leases, all as set forth in the Rent Roll, hereinafter defined); all rents prepaid for any period subsequent to the Closing Date (defined below); and all deposits and bonds, security or otherwise, including all refundable and nonrefundable pet deposits or fees, and any letters of credit paid by any Tenant as security for any Tenant’s obligations (“Deposits”), made by apartment tenants of The Haven at Market Square (collectively, the “Tenants” and, individually, a “Tenant”) holding under the Leases, together with all tenant and lease files; and

(d)            to the extent assignable by Seller, after Seller’s good faith efforts, all contracts or agreements, such as maintenance, service, or utility contracts pertaining to the use, operation or maintenance of the Property for which Purchaser notifies Seller prior to the expiration of the Inspection Period that it elects to assume, (the “Property Agreements”) (a list of all Property Agreements shall be attached as Exhibit H), all warranties, guaranties, indemnities, and claims, licenses, permits, and similar documents, franchises, logos, tradenames (specifically excluding any trademarks, logos, trade colors, service marks, and trade names of Seller, including all derivations of the name “The Haven” (provided, however, Purchaser shall be provided a limited license as provided in Section 5(k) herein to use the name “The Haven at Market Square”)), website domains (for a period of six (6) months following Closing), telephone numbers, advertising materials, internet addresses and web sites relating to the Improvements (for a period of six (6) months following Closing) used in connection with the Property and the business operated thereon, plans, drawings, specifications, surveys, engineering reports, architectural drawings, other technical information, (v) all data, electronic files and databases (including tenant, leasing, book-keeping, accounts payable, payroll, and account receivable files), and security codes, and the like employed by or on behalf of Seller in the operation and leasing of the Improve-

ments, in each case to the extent that Seller may legally transfer the same, and (vi) intangible personal property and other property (real, personal, or mixed), owned or held by Seller that relates to the ownership, use, leasing, maintenance, service, or operation of the Property.

The above listed items are herein collectively called the “Property”.

Section 2.             Seller Due Diligence Deliveries Seller has made available to Purchaser certain information and diligence materials in the folder described as “Market Square Sale” on that certain dropbox.com website (collectively, the “Information”) including without limitation Seller’s existing title policies and surveys (the “Title Policy(ies)” and “Survey(s)”).

Section 3.             Earnest Money. Within one (1) business day after the Effective Date, Purchaser shall deposit an initial Seven Hundred Fifty Thousand Dollars ($750,000) in earnest money (“Earnest Money”) with the Escrow Agent, which shall hold it in escrow in an interest-bearing account and deliver it in accordance with this Agreement. Seller and Purchaser stipulate that the deposit of the Earnest Money with the Escrow Agent is sufficient consideration to support this Agreement. Two Hundred Fifty Thousand Dollars ($250,000) of such initial Earnest Money deposit shall be non-refundable as of the Effective Date, except in the event of a Default by Seller hereunder or if Seller is otherwise unable to deliver marketable title at Closing in accordance with the terms of this Agreement. With the exception of Default by Seller hereunder or any condition of Closing expressly set forth in this Agreement, the Earnest Money will become non-refundable unless this Agreement is terminated prior to the end of the Inspection Period. Within one (1) business day after the expiration of the Inspection Period, Purchaser shall deposit an additional deposit of Seven Hundred Fifty Thousand Dollars ($750,000) with the Escrow Agent which shall become a part of the Earnest Money and, which, except as otherwise provided herein, shall be non-refundable upon deposit.

Section 4.             Inspection Period.

(a)             If for any reason Purchaser, in its sole discretion, is not satisfied with the Property, then Purchaser may terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Inspection Period. In such event, the Earnest Money shall be returned to Purchaser and neither party will have any further obligations under this Agreement, except for those obligations which expressly survive the termination hereof. Upon the expiration of the Inspection Period, except as otherwise provided in this Agreement, the Earnest Money shall become non-refundable to Purchaser. From the Effective Date through Closing, Seller shall send Purchaser updated weekly operating and leasing reports and such other reports and other information as Purchaser may reasonably request.

(b)            During the Inspection Period, Purchaser may object in writing to any liens, encumbrances, and other matters affecting the Property or shown on any survey. All such matters to which Purchaser timely objects shall be “Non-Permitted Encumbrances”; all such matters for which no such objection notice is given during the time period prescribed therefor, except those that arise or attach, or are recorded or perfected, after expiration of the Inspection Period, shall be “Permitted Encumbrances”. Seller may, but shall not be obligated to, at its cost, cure, remove or insure around all Non-Permitted Encumbrances; provided, however, that notwithstanding the foregoing, Seller shall be obligated to remove from record (by bonding or otherwise) any of the following affecting the Property: (w) any easements or rights of way with respect to the Property granted by Seller after the date hereof and any agreements affecting title to the Property, entered into by Seller after the date hereof, in either case, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld or delayed; (x) liens or judgments affecting the Property; (y) any mortgage or other security interest entered into by Seller; or (z) any mechanic’s or materialman’s lien and any judgment filed, recorded or docketed against the Property, in any case resulting from the non-payment by Seller of any sums alleged to be due and owing by Seller to a contractor or materialman (collectively, the “Mandatory Removal Liens”). Within three (3) business days after the receipt of a written notice from Purchaser of any Non-Permitted Encumbrances, Seller shall (subject to Seller’s obligations as to Mandatory Removal Liens) notify Purchaser in writing of any such Non-Permitted Encumbrances which Seller is unable or unwilling to cause to be removed prior to or at Closing (the “Cure Notice”). In the event Seller does not provide the Cure Notice to Purchaser within such three (3) business day period, Seller shall be deemed to have agreed to remove such Non-Permitted Encumbrances prior to or at Closing. If Seller does not cause all of the Non-Permitted Encumbrances and Mandatory Removal Liens to be removed, cured or insured around on or prior to the scheduled Closing Date, then Purchaser may, as its sole and exclusive remedy, either terminate this Agreement in accordance with Section 7 by delivering notice to Seller on or before the Closing Date, or purchase the Property without any reduction in the Purchase Price, subject to the Non-Permitted Encumbrances, in which case, all such Non-Permitted Encumbrances shall be Permitted Encumbrances. The rights of tenants, as tenants only, under the Leases are hereby designated as Permitted Encumbrances. If Purchaser does not terminate this Agreement on or before the Closing Date, Purchaser will be deemed to have elected to proceed under Section 4(b) with respect to the Property and to have waived its objections with respect to any Non-Permitted Encumbrances without any reduction in the Purchase Price but otherwise subject to the other conditions to closing thereto. Seller agrees that, between the Effective Date and the Closing Date, Seller will not sell, assign, rent, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any part thereof or estate therein) in any manner that will survive Closing, except as approved in writing by Purchaser, in its sole discretion, or as expressly provided in this Agreement. Notwithstanding the foregoing, Seller shall have the right to continue leasing apartment units in the Property in the manner described in Section 6(a)(iv) hereof and to terminate, amend or enter into service contracts in the manner described in Section 6(a)(iv) hereof.

Notwithstanding the foregoing, Purchaser may, prior to Closing, further notify Seller in writing of any additional objection to any new survey matters shown on any update to the Survey or new title matters shown on any update to the Title Commitment obtained by Purchaser prior to the Closing Date. With respect to any such additional objections to title or survey, Purchaser shall have the same rights as those which apply to any title or survey objections resulting from the initial title examination and survey review made by Purchaser. If Seller does cure or satisfy the objections, then Purchaser shall have the same rights provided with respect to the initial title examination and survey.

(c)             Purchaser, at its sole cost and expense, shall obtain commitments to issue owner’s policies of title insurance in the amount of the Purchase Price for the Property, insuring title in Purchaser subject only to the Permitted Encumbrances and other standard pre-printed exceptions included in a standard form owner’s policy (the “Owner’s Policy(ies)”). PURCHASER HEREBY ACKNOWLEDGES HAVING BEEN ADVISED BY SELLER TO HAVE AN ABSTRACT OF TITLE FOR THE PROPERTY EXAMINED BY AN ATTORNEY OF ITS CHOICE, OR TO OBTAIN A POLICY OF TITLE INSURANCE PURSUANT TO THE TERMS HEREOF.

(d)            Prior to Closing, Purchaser may physically inspect the Property; provided, however, Purchaser shall be permitted to make such investigations, including appraisals, engineering studies, soil tests, environmental studies, inquiry of governmental officials and underwriting analyses as Purchaser deems necessary or advisable, subject to the following limitations: Purchaser shall not conduct invasive testing (including, without limitation, any environmental testing other than a Phase I study) without Seller’s prior written consent, which consent may be conditioned upon, among other things, receipt of a copy of a Phase I environmental assessment recommending invasive testing, a detailed description of the proposed physical or invasive inspection or testing, a list of contractors who will be performing the physical or invasive inspection or testing, evidence of insurance satisfactory to Seller, and such other information as Seller in its sole discretion requires in connection with such proposed inspection or testing. Further, Purchaser personally or through its authorized agents or representatives, shall have the right during the Inspection Period, (i) to review the books and records relating to the Property, and (ii) upon reasonable advance notice to Seller, to enter upon the Improvements during normal business hours. Purchaser shall have the right to interview on-site employees for possible future employment by Purchaser after the Closing Date. Purchaser may enter the Property to conduct its inspection, but shall be responsible for, and shall indemnify and hold harmless Seller and its partners, shareholders, officers, directors, agents, employees, property manager, controlling persons and affiliates from and against, any claims, losses, costs, liability, expenses or damages caused thereby (including damages and claims arising from any acts or omissions of Purchaser’s agents or contractors); provided, however, Purchaser shall have no liability to Seller under this Section 4(d) for (1) pre-existing conditions upon the Property, (2) loss or damage caused by the acts of the Seller or its agents or representatives, or (3) any claims of diminution in the value of the Improvements as a consequence of the results revealed by such tests and inspections (so long as Seller has given Purchaser its permission to reveal such test and inspections). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement for a period of six (6) months. If

Purchaser terminates this Agreement, Purchaser shall deliver to Seller all copies of the Information provided by Seller hereunder and copies, at Seller’s cost, of any other third party materials received or prepared by or for Purchaser in connection with the Property; provided, that in no event shall Purchaser be required to provide any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to Purchaser, or which are subject to a confidentiality agreement. The terms and provisions of this Section 4(d) shall survive any Closing or the earlier termination of this Agreement.

(e)             Purchaser acknowledges that Purchaser will have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. Except as otherwise set forth in this Agreement and in the closing documents delivered at Closing, the Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED”. Except as set forth in this Agreement and in the closing documents delivered at Closing, it is understood and agreed that, Seller and Seller’s agents or employees have not made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to any portion of the Property, including, but not limited to, warranties, representations or guaranties as to matters of title (other than Seller’s express warranty of title set forth in the limited warranty deed to be delivered at Closing); environmental matters of any kind relating to the Property or any portion thereof (including the condition of the soil or groundwater beneath the Property); geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water and earthquake faults and the resulting damage of past and/or future earthquakes; whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, floodway or special flood hazard; drainage; soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any under shoring; zoning to which the Property or any portion thereof may be subject; the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric; usages of adjoining property; access to the Property or any portion thereof, the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof; the presence of Hazardous Materials (defined below) in or on, under or in the vicinity of the Property; the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws; the existence or non-existence of underground storage tanks; any other matter affecting the stability or integrity of the Property; the potential for further development of the Property; the existence of vested land use, zoning or building entitlements affecting the Property; the merchantability of the Property or fitness of the Property for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller’s or Seller’s agents’ or employees’ skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular-purpose); or tax consequences. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS DELIVERED AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, AS TO THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. PURCHASER SHALL RELY SOLELY ON ITS OWN INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS Section 4(e) ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER’S ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

(f)             Except as expressly set forth in this Agreement, including without limitation, Sections 4(g) and 7, and in the closing documents delivered at Closing, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Leases, relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures, Improvements and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except as expressly set forth in this Agreement, including without limitation, Sections 4(g) and 7, and in the closing documents delivered at Closing, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation. For purposes hereof, “Hazardous Materials” means any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under CERCLA or any other federal, state, or local law, statute, ordinance, regulation or other legal requirement, including common law, whether now or hereafter in effect, pertaining to or imposing standards of conduct regarding health, industrial hygiene, natural resources, or the environmental conditions or the presence of hazardous materials, substances of wastes at, on, in, under, or about the Land or the Improvements, as now existing or hereafter amended, any radioactive materials, asbestos, and polychlorinated biphenyls, any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority, or oil, waste oil, petroleum, waste petroleum, natural gas, natural gas liquids or liquefied natural gas. PURCHASER SHALL RELY SOLELY ON ITS OWN INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS Section 4(f) ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER’S ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

(g)            NOTWITHSTANDING ANYTHING CONTAINED IN Section 4(e) OR Section 4(f) TO THE CONTRARY, PURCHASER HAS NOT RELEASED SELLER FROM AND SELLER SHALL REMAIN LIABLE (BUT ONLY TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT) FOR, ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR INDEMNITY EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT WHICH SURVIVES THE CLOSING; AND SELLER ACKNOWLEDGES AND AGREES THAT (I) PURCHASER SHALL HAVE THE RIGHT TO DEFEND ANY GOVERNMENT OR THIRD PARTY CLAIM BY ALLEGING THAT SELLER, NOT PURCHASER, IS LIABLE FOR SUCH CLAIM (BUT PURCHASER SHALL HAVE NO RIGHT TO MAKE ANY DEMAND ON OR SEEK ANY CONTRIBUTION FROM SELLER EXCEPT UNDER A RIGHT EXPRESSLY SET FORTH IN THIS AGREEMENT); AND (II) PURCHASER HAS NOT ASSUMED, AND HAS NO OBLIGATION TO INDEMNIFY SELLER FOR, ANY GOVERNMENT OR THIRD PARTY CLAIM ASSERTED AFTER THE CLOSING TO THE EXTENT APPLICABLE TO AN ACT OR OMISSION TAKEN OR FAILED TO BE TAKEN PRIOR TO THE CLOSING. THE PROVISIONS OF THIS Section 4(g) ARE A MATERIAL PART OF THE CONSIDERATION FOR PURCHASER’S ENTERING INTO THIS AGREEMENT, AND SHALL SURVIVE CLOSING.

Section 5.             Closing. Subject to the terms hereof, the closing (the “Closing”) shall be a “mail-away closing” through customary escrow arrangements mutually acceptable to Seller and Purchaser, held in the offices of Escrow Agent and shall occur on the Closing Date.

(a)             Seller Deliveries. At Closing Seller shall deliver to Purchaser, duly executed and sworn as applicable (1) a limited warranty deed in the form of Exhibit B conveying insurable title to Purchaser subject only to the Permitted Encumbrances (the “Deed”); (2) counterparts of a Bill of Sale and Assignment for the applicable Personalty (the “Bills of Sale”) in the form of Exhibit C, if any, (3) counterparts of an Assignment and Assumption of Leases (the “Assignments of Leases”) in the form of Exhibit D, (4) counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property (the “Assignments of Contracts”) in the form of Exhibit E, (5) a certificate in the form of Exhibit F and otherwise complying with the requirements Section 1445 of the Internal Revenue Code of 1986, (6) a standard Owner’s Affidavit sufficient to permit the title company to remove the standard exceptions from the title policy, including the “gap”, mechanics liens, and parties in possession other than the tenants shown on the Rent Roll, (7) an updated, certified Rent Roll dated no earlier than three (3) business days prior to the Closing Date, (8) evidence that the existing management contract related to the Property has been terminated, (9) authority documents and certified resolutions approving the sale of the Property and authorizing the necessary parties to execute and deliver any and all closing documents to effectuate the closing of the sale transaction for and on behalf of the Seller, (10) counterparts of a letter to each tenant under the Leases substantially in the form attached hereto as Exhibit I informing them of the sale of the Property to Purchaser (the “Tenant Letter”), (11) usual and customary affidavits and certifications as may be reasonably required by Purchaser, Purchaser’s counsel and/or the title insurance company, (12) all permits, licenses, and approvals, as-built drawings, plans and specifications, and guaranties and warranties, (13) all original Leases and lease files, (14) all keys and lock combinations in Seller’s possession or control to all locks on the Improvements, (15) originals of any continuing Property Agreement, or, if originals are not in Seller’s possession or control, true and complete copies thereof certified as such by Seller, (16) all non-proprietary books, records and other documents, databases, computer files and other intangible property in the possession or control of Seller and material to Purchaser’s ownership or operation of the Improvements, including Tenant correspondence and credit files, (17) an Assignment and Assumption of Ground Lease with respect to the Pool Amenity Ground Lease, the form of which is attached hereto as Exhibit K, (18) a date down of Seller’s representations and warranties effective as of Closing (“Bring Down Letter”), and (19) a statement from Seller’s Broker acknowledging payment in full of all amounts due to it in connection with the transaction contemplated hereby or evidence (including a closing statement) that the same shall be paid at Closing.

(b)            Purchaser Deliveries. At Closing, subject to satisfaction of any conditions precedent in favor of Purchaser hereunder, Purchaser shall deliver to Seller, duly executed and sworn as applicable the Purchase Price, subject to a credit for the Earnest Money and subject to any other applicable adjustments provided herein, counterparts of each of the applicable Bills of Sale, Assignments of Leases, Assignment and Assumption of Ground Lease, Assignments of Contracts and Tenant Letters, usual and customary affidavits and certifications as may be reasonably required by Seller, Seller’s counsel and/or the title insurance company.

(c)             Closing Costs. At Closing, Seller shall pay one-half of any grantor, transfer or recording tax applicable to the conveyance of the Property to Purchaser pursuant to the Deed, and shall pay for its own attorney fees and document preparation expenses and all costs (including recording costs) to pay off and release any Mandatory Removal Liens. Purchaser will pay one-half of any grantor, transfer or recording tax applicable to the conveyance of the Property to Purchaser pursuant to the Deed, and shall pay the costs of the recording the deed to Purchaser, any mortgage taxes and recording fees due in connection with its financing documents, all title insurance premiums for the issuance of the Owner’s Policies, (including the cost of any endorsements or other modifications to the Owner Policies required by Purchaser and/or its lender(s)), the cost of any updates or modifications to the Survey, its own attorney fees and document preparation expenses, and all costs associated with its acquisition financing, if any. Purchaser and Seller shall each pay one-half of any escrow fees and closing costs charged by Escrow Agent.

(d)            Prorations Generally. Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date, the following items for the Property (collectively, the “Proration Items”): real estate and personal property taxes and assessments (subject to the terms of Section 5(f) below), utility bills (except as hereinafter provided), collected Rents (subject to the terms of Section 5(e) below), and amounts payable under any Property Agreement which are assigned to Purchaser pursuant to terms of this Agreement (subject to the terms of Section 5(l) below). Seller will be charged and credited for the amount of all of the Proration Items relating to the period prior to the Closing Date, and Purchaser will be charged and credited for all of the Proration Items relating to the period from and after the Closing Date. Such preliminary estimated closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval at least 48 hours prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Seller and utilized for purposes of making the preliminary proration adjustment at such Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the allocated Purchase Price due at Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Purchaser. No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Purchaser. If possible, final readings and final billings for utilities will be made as of 11:59 p.m. on the date immediately preceding the Closing Date, in which event no proration will be made at Closing with respect to such utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. Unless Seller receives a credit at Closing, Seller shall be entitled to all monies deposited with the City of Frederick in connection with that certain Escrow Agreement for Plantings and Maintenance regarding the survivability of street trees, which is scheduled to expire on October 1, 2015. All remaining bills and expenses of every nature relating to the Property, including those for labor, materials, utilities, services, and capital improvements incurred by Seller for the period ending on the day immediately preceding the Closing Date shall be paid by Seller, except for any such expenses incurred by or at the direction of Purchaser in connection with Purchaser’s inspection of the Property, all of which expenses incurred by or at the direction of Purchaser shall be paid by Purchaser. Except as otherwise expressly provided herein or in the documents executed at Closing, all expenses or costs arising or incurred on or after the Closing Date for the Property shall be paid by Purchaser. The provisions of this Section 5(d), will survive the Closing Date for one year. “Rents” shall mean and include fixed monthly rentals, retroactive rentals, temporary rents and other sums and charges payable by Tenants under the Leases or from other occupants or users of the Property.

(e)             Proration of Rents. Purchaser will receive a credit on the Closing Statement for the prorated amount (as of 11:59 p.m. of the day immediately preceding the Closing Date) of all Rents for the Property which were previously paid to or collected by Seller and which are collectible for the month of Closing. Purchaser and Seller hereby agree that amounts collected after Closing shall be applied upon their receipt in the following order of priority: (1) Rents for the month of Closing, (2) past-due Rents owed to Purchaser, and (3) past-due Rents owed to Seller. Seller hereby retains the right to collect any sums due Seller from Tenants under the Leases or the right to pursue any Tenant under the Leases for any sums due such Seller for periods attributable to Seller’s ownership (other than the month of Closing), provided, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention of commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any Tenant seeking eviction of such Tenant or the termination of such Tenant’s Lease. Purchaser may, by written notice to Seller within then (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto. The provisions of this Section 5(e) will survive the Closing Date for one year.

(f)             Proration of Taxes. All ad valorem real estate and personal property taxes with respect to the Property for the current taxable year shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date on the basis of the number of days elapsed in the current taxable year as of such time. All real estate taxes imposed because of a change of use of the Property prior to Closing shall be the responsibility and obligation of Seller. If the tax or assessments bill for the year of Closing has not been issued prior to Closing, such taxes or assessments shall be prorated based upon one hundred ten percent (110%) of the tax or assessment bill issued for the previous year, with known changes, if any; provided, however, that Seller and Purchaser shall reprorate real estate taxes and assessments based upon the actual amount, if any, when the actual amount becomes known. If as of the Closing Date the Property is encumbered or otherwise affected by any assessment (whether or not a lien) which is or may become payable in installments and which is not a recurring assessments levied by the local governing authority or property owner’s association, then for the purposes of this Agreement, all unpaid installments of such assessments shall be deemed to have become due and payable prior to the Closing Date and Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to all unpaid installments of such assessments attributable to all periods prior to the Closing Date, and in such event Purchaser shall take title to the Property subject to the unpaid installments not yet due and payable.

(g)            Deposits. At Closing, Seller shall credit to the account of Purchaser against the applicable allocated Purchase Price the amount of the Deposits.

(h)            Leasing Costs. Except as provided otherwise herein, leasing commissions, tenant improvement expenses and free rent relating to lease agreements shall be apportioned between the parties as follows:

(i)              All such expenses relating to Leases executed before the expiration of the Inspection Period (except for renewals after the expiration of the Inspection Period) shall be the sole obligation of Seller and shall be paid in full by Seller.

(ii)            Any such expense relating to new Leases or renewals of existing Leases executed on or after the expiration of the Inspection Period and consistent with the requirements of this Agreement, shall be the sole obligation of Purchaser to the extent the same are executed in accordance with this Agreement.

(i)              Rent-Ready Units. Seller agrees to make Rent-Ready all apartment units at the Property which become vacant five (5) or more business days prior to the Closing, and to credit Purchaser at Closing in the amount of $500 for each apartment unit at the Property which is vacant on the Closing Date and which was previously occupied and has been vacant for five (5) or more business days prior to the Closing Date, and which has not been made Rent-Ready, provided that Purchaser shall notify Seller at least one (1) day prior to Closing of any units which Purchaser believes are not in Rent-Ready condition. “Rent-Ready” shall mean all those apartment units that are vacant at the Closing shall be in rentable condition and equipped with appliances installed, maintenance shall be performed, all walls shall be repainted, and all carpet shall be professionally steam cleaned or replaced as necessary, and shall be in condition consistent with customary industry standards for similar first class properties in which institutional apartment owners deliver apartment units to new tenants.

(j)              Post-Closing Adjustment. Within ninety (90) days after Closing the parties shall conduct a post-closing reconciliation of those items required to be prorated via electronic mail.

(k)            Signage/Limited Name License. For six (6) months after Closing (“Sign License Period”), Purchaser may use the name “The Haven at Market Square” and is hereby granted a limited license to use such. After the expiration of the Sign License Period, Purchaser will cease the use of the name “The Haven” in all respects and shall cause the portion of all signage containing the “The Haven” name to be replaced, failing which Seller may remove such portion of the signage at Purchaser’s expense upon fifteen (15) days prior written notice.

(l)              Continuing Property Agreements. Prepaid charges, payments and accrued charges actually received by Seller under any Continuing Contracts shall be prorated at Closing in a manner reasonably acceptable to Seller and Purchaser.

(m)          Pool Amenity Ground Lease. Seller is the “Tenant” under that certain Deed of Lease by and between Seller and Market Square at Frederick Community Association, Inc. as “Landlord” for certain real property upon which Seller has constructed and which Seller operates and maintains a swimming pool, cabana and associated facilities for the benefit of Seller’s Tenants and certain other residents of the wider Market Square community (the “Pool Amenity Ground Lease”). At Closing, Seller shall assign and Purchaser shall assume, as set forth in Article VI of the Pool Amenity Ground Lease, all of Seller’s right, title, obligation and interest in and to the Pool Amenity Ground Lease.

(n)            Survival. All of the provisions of this Section 5 shall survive Closing and the execution and delivery of the Deed.

Section 6.             Representations, Warranties, and Covenants.

(a)             Seller. Seller represents and warrants to, and covenants with, Purchaser that:

(i)              Seller is duly organized, validly existing and in good standing under the laws of the State of South Carolina and is qualified to transact business in Maryland. Seller will keep in full force and effect through the Closing Date its legal existence and all licenses and franchises necessary for the conduct of its business in the State of South Carolina and the State of Maryland. Seller has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

(ii)            To Seller’s knowledge, there are no actions, suits, claims, assessments, or proceedings pending or threatened which affect title to the Property.

(iii)          Except as may be reflected on the Closing Statement with respect to Proration Items, all bills and other payments due and payable before the Closing Date with respect to the ownership, operation, and maintenance of the Property have been paid or will be paid prior to the Closing Date in the ordinary course of business.

(iv)          From the date hereof until the Closing Date, Seller shall: maintain and operate the Property in substantially the same manner as Seller has heretofore done; continue to perform its obligations under all Leases and Property Agreements and neither cancel, amend, nor renew any of the same other than in the ordinary course of Seller’s business at, unless otherwise agreed by Purchaser and Seller, rental levels the same or greater than the current rent schedule in effect as of the Effective Date with no rental concessions that survive Closing and with lease terms of no less than nine (9) months and no greater than eighteen (18) months (including any renewal options); not commit or permit to be committed any physical waste; not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed by Purchaser and which consent shall be deemed given by Purchaser if, within five days after Seller’s approval request, Seller does not receive written notice from Purchaser disapproving such agreement, instrument or action with reasonable specificity as to the reason for such disapproval), enter into any agreement or instrument or take any other action that would encumber the Property after the Closing, that would bind Purchaser or the Property after Closing, or that would be outside the normal scope of maintaining and operating the Property (other than Tenant leases executed in the ordinary course of business which shall not require Purchaser’s consent provided such Tenant leases do not contain rental concessions that survive Closing, or, if they do, Seller shall reimburse Purchaser or credit Purchaser at Closing for all upfront concessions due Purchaser for leases signed before Closing and applicable to periods after Closing, and have lease terms of no less than nine

(9) months and no greater than eighteen (18) months (including any renewal options)); not remove any item of the Personalty from the Land or Improvements unless it is replaced with an item of at least equal value that is properly suited for its intended purpose; maintain all insurance policies or insurance contracts in full force and effect as they exist on the date hereof; and comply with all laws, ordinances, orders, regulations and requirements applicable to the Property.

(v)            The rent roll attached hereto as Exhibit J (“Rent Roll”), is true and correct in all material respects and to Seller’s knowledge, each Lease is valid and subsisting, in full force and effect and has not been amended, modified or supplemented in any material respect. To Seller’s knowledge, Seller has performed all of its material obligations under the Leases. To Seller’s knowledge, Seller has provided Purchaser with copies of all standard form leases and all Leases in effect with respect to the Property are on the standard lease form delivered to Purchaser, subject to non-material changes made in the ordinary course of business.

(vi)          Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(vii)        Seller has not received any written notice from any governmental authority stating that there are any pending or contemplated condemnation proceedings or special assessments affecting the Property or any part thereof which has not been provided to Seller.

(viii)      Exhibit H when attached hereto contains a true and complete list of the Property Agreements. Except as otherwise disclosed to Purchaser, to Seller’s knowledge, Seller has performed all of its material obligations under the Property Agreements and neither Seller nor the other party to any of the Property Agreements is in default thereunder.

(ix)          Seller has not received any written notice of any violation of applicable law or pending or threatened action or proceeding pending, and to Seller’s knowledge, no such action or proceeding is threatened against or relating to the Property which would have a material adverse effect on the Property or Seller’s ability to consummate the transactions contemplated herein.

(x)            The Property is not a “plan asset” as defined in ERISA and the sale of the Property by Seller is not a “prohibited transaction” under ERISA. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property and, to Seller’s knowledge, no organizational efforts are being made with regard to the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA-qualified or otherwise, has been established by or on behalf of Seller with respect to the operation and/or management of the Property and Seller has no liabilities for pension or retirement payments with respect to the operation and/or management of the Property.

(xi)          Seller has received no written notice of any proceeding or inquiry pending before or by any governmental authority with respect to the presence of any hazardous materials on the Property or their migration from or to other property. As used herein, the term “hazardous material” shall mean any hazardous, toxic, radioactive or dangerous waste, substance or material defined as such in or for the purposes of CERCLA, The Resource Conservation Recovery Act (“RCRA”), the Superfund Amendment Reauthorization Act (“SARA”), any so-called superfund or superlien law or any other federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or any time hereafter in effect, and any petroleum product.

(xii)        The Personalty listed on Exhibit G constitutes substantially all of the material personal property owned by Seller and used in connection with the ownership and operation of the Property. To Seller’s knowledge, all of the Personalty is in working order.

(xiii)      No Bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending or threatened, and Seller has never:

(i) filed a voluntary petition in bankruptcy;

(ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, personal property or any portion thereof, or

(iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

When used herein, the phrase “to Seller’s knowledge” or derivations thereof shall mean the current actual knowledge of Ben Graves, President of Apartment Division, Tyler Cooper, CFO of Apartment Division, and Jenny Adamson, General Counsel of Johnson Development Associates, Inc., without any obligation to make investigation or inquiry regarding the Property, and without obligation to make any investigation of the files, documents or studies in the possession of other persons, and shall not include any knowledge which may be imputed to Seller or of any other person. Purchaser acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Purchaser. Seller hereby represents and warrants that the aforementioned constitute those persons in Seller’s business organization who possess the most knowledge regarding the subject matter of the representations and warranties set forth hereinabove. Purchaser covenants that it will bring no action of any kind against such individual related to or arising out of these representations and warranties or this Agreement. The provisions of this paragraph shall survive any Closing or earlier termination of this Agreement.

(b)            Purchaser. Purchaser represents and warrants to, and covenants with, Seller that:

(i)              Purchaser is duly organized, validly existing and in good standing under the laws of the State of Illinois, and as of the Closing and, if required, shall be qualified to transact business in the State of Maryland. Purchaser has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties (other than for such consent of the Board of Directors of Purchaser’s general partner to be obtained prior to expiration of the Inspection Period). This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

(ii)            There are no actions, suits, claims, assessments, or proceedings pending or, to Purchaser’s knowledge, threatened that could reasonably be expected to materially and adversely affect Purchaser’s ability to perform hereunder.

(iii)          Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and none of them are engaged or will become engaged in any dealings or transactions or be otherwise associated with such persons or entities. Notwithstanding anything contained in the foregoing to the contrary, Purchaser shall have no duty to investigate or confirm that any shareholders of Purchaser’s general partner are in compliance with the provisions of this Section 6(b), and any violation by any such shareholders shall not be a default by Purchaser hereunder.

(c)             Survival. The representations and warranties set forth in Section 6(a) and Section 6(b) are deemed made on the Effective Date and remade at the Closing and shall not be deemed to be merged into or waived by the instruments of any Closing, but shall survive the Closing Date on which they are deemed remade for a period of nine (9) months (the “Survival Period”). No broker, agent, Tenant, property manager, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty hereunder, but only on the following conditions: the party bringing the action for breach first obtains actual knowledge of the breach after the Closing at which the representation or warranty was remade, notifies the other party in writing of such breach prior to the expiration of the Survival Period, and files such action within six months and one day following the Survival Period and Purchaser and Seller agree to maintain their entity existence during such period. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing. Furthermore, Purchaser agrees that the maximum cumulative liability of Seller for the alleged breach of any or all representations or warranties set forth in this Agreement is limited as set forth in Section 10. The provisions of this Section 6(c) shall survive Closing. The remedies for any breach of a representation or warranty that occurs prior to the Closing at which it would be deemed remade shall be governed by Section 7.

Section 7.             Remedies.

(a) If Seller is in default or breaches the terms or provisions of this Agreement, then Purchaser shall give Seller written notice specifying the nature of the default. Seller shall have five (5) business days after receipt of Purchaser’s notice of default within which to cure the specified default. If Seller does not cure such default within said five (5) business day period, or if such default is not waived in writing by Purchaser, then Purchaser, at its option, may (a) within ninety (90) days of Seller’s default file suit against Seller seeking to enforce specific performance of this Agreement, as its sole and exclusive remedy and relief, (b) terminate this Agreement and receive a full refund of the Earnest Money and be paid by Seller Purchaser’s actual and verifiable out-of-pocket costs relating directly to this transaction in an amount not to exceed $25,000 (the “Due Diligence Costs”), or (c) waive such default by Seller and close the purchase, notwithstanding such default by Seller. Provided, if specific performance is not available as a result of Seller’s actions, Purchaser shall have all remedies at law or in equity. In no event shall Seller be liable to Purchaser for any actual, punitive, speculative, consequential or other damages.

(b) If Purchaser is in default or breaches the terms of provisions of this Agreement with respect to any of its non-monetary obligations hereunder, then Seller shall give Purchaser written notice specifying the nature of the non-monetary default. Purchaser shall have five (5) business days after receipt of Seller’s notice of default within which to cure the specified non-monetary default. If Purchaser is in default or breaches the terms or provisions of this Agreement as to any of its monetary obligations hereunder or fails to cure any non-monetary defaults within the applicable cure period, then Seller shall be entitled to retain the Earnest Money as liquidated damages (and not as a penalty) as Seller’s sole remedy and relief, and the Escrow Agent shall promptly deliver the Earnest Money to Seller, and neither Party shall have any further obligations hereunder. Seller and Purchaser have made these provisions for liquidated damages as it would be difficult to calculate on the date hereof, the amount of actual damages for such breach and agree that these sums represent reasonable compensation to Seller for such breach.

Section 8.             Destruction, Damage, or Taking Before Closing. If, before the Closing Date, all or any part of the Property is destroyed or damaged, or becomes subject to an actual condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof (a “Seller’s Notice”). If the damage or taking is material (as defined below), Purchaser may elect to terminate this Agreement by delivering a written notice thereof to Seller within five (5) business days after Purchaser’s receipt of a Seller’s Notice, time being of the essence. If the damage or taking is not material, or if, in the case that the damage or taking is material, either Purchaser elects in writing to proceed with such Closing or Seller does not receive written notice from Purchaser of Purchaser’s termination of this Agreement within five (5) business days after Seller’s delivery of a Seller’s Notice, then the parties shall proceed with such Closing without any reduction in the allocated Purchase Price provided, however, that in such event, Purchaser shall be entitled to all insurance proceeds which Seller may actually collect (subject to Seller’s recoupment of certain costs as provided below) along with a credit for the amount of any deductible or all condemnation awards payable to Seller as a result of such damage or taking (as the case may be), and, to the extent the same may be necessary or appropriate, Seller shall either assign to Purchaser at such Closing Seller’s rights to any such condemnation or eminent domain awards or file a claim for the applicable damages under any available insurance policies, use good faith, commercially reasonable efforts to negotiate and settle such claim in substantially the same manner that Seller would typically have proceeded for its own account, and promptly pay over to Purchaser any insurance proceeds that Seller actually collects in respect thereof after first recouping its reasonable out-of-pocket expenses related thereto and, if requested by Purchaser, assign to Purchaser all of Seller’s right, title and interest in and to any such claim. In any event, Purchaser acknowledges and agrees that Seller shall not be required to file, maintain or participate in any suit, proceeding or action against any of its insurers, nor shall Seller be required to provide access to, or a copy of, any portion of its casualty or other insurance policies (Seller agrees to provide “ACCORD” or similarly appropriate insurance certificates regarding the applicable policies, however). For the purposes of this Section 8, damage or a taking shall not be considered to be “material” if the value of the portion of the Property damaged or taken does not exceed $250,000, or, in the case of a taking, if the portion of the Property taken is he value of which is greater than $250,000 or affects any area resulting in loss of parking spaces or of any portion of any building or other land that causes the Property to be considered a non-conforming use or a similar designation under applicable law as determined by an appropriate official from the applicable jurisdiction. Notwithstanding any termination by Purchaser under this Section 8, Seller may elect (but shall not be obligated) to postpone the Closing for a reasonable period not to exceed 10 days in order to attempt to repair any such damage, in which event: (x) if Seller fails to deliver the Property in the condition required by this Agreement on or before such postponed Closing Date, Purchaser’s termination shall be effective as of such postponed Closing Date; and (y) if Seller accomplishes such repairs and restores the Property to the condition required by this Agreement on or before such postponed Closing Date, the parties shall proceed to the Closing as though the damage had not occurred.

Section 9.             Notices. All notices must be in writing and given at the applicable party’s addresses stated on the first page of this Agreement. All notices provided or permitted to be given under this Agreement may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same in person to such party by a nationally-recognized, overnight delivery service (e.g., Federal Express); or by facsimile copy transmission or email during normal business hours. Notice given in accordance herewith shall be effective upon delivery to the address or facsimile device of the addressee. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller. Any party may change its notice address by delivering a notice of such change to the other party in accordance with this Section 9.

Section 10.          Limitation of Liability. Notwithstanding any other provision of this Agreement, all liability of Seller to Purchaser Parties under or with respect to any agreement contemplated by this Agreement (other than the Deed), or any rights which any Purchaser Party might otherwise have at law, equity, or by statute, whether based on contract or some other theory, will be limited to One Million Dollars ($1,000,000) in the aggregate. Without limiting the generality of the foregoing, no general or limited partner, member, manager, stockholder or officer, employee, agent or affiliate of Seller or any successor of Seller will in any manner be personally or individually liable for the obligations of Seller hereunder or for any claims related to this Agreement, any agreement contemplated by this Agreement, or the Property. Each party acknowledges that such party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under the organizational laws applicable to such party, its members and/or their respective partners, members and shareholders. Johnson Apartment Fund, LLC, the majority member of Seller, joins in the execution of this Agreement for the limited purpose of acknowledging and accepting responsibility for post-closing liability of the Seller. No general or limited partner, member, manager, stockholder or officer, employee, agent or affiliate of Purchaser or any successor of Purchaser will in any manner be personally or individually liable for the obligations of Purchaser hereunder or for any claims related to this Agreement, any agreement contemplated by this Agreement, or the Property. For purposes of this Section 10, the term “Purchaser Parties” shall mean Purchaser and its agents, employees, contractors, officers, members, partners, directors, managers, investors, parent entities, subsidiaries and stockholders, and their respective affiliates; and the term “Purchaser Party” shall refer to any of them. The provisions of this Section 10 shall survive any Closing or the earlier termination of this Agreement.

Section 11.          Miscellaneous.

(a)             Entireties. This Agreement contains the entire agreement of the parties pertaining to the Property.

(b)            Modifications. This Agreement may only be modified by a written document signed by all parties.

(c)             Commissions. Pursuant to a separate agreement (and subject to the terms and conditions thereof), Seller has agreed to pay a sales commission to CBRE upon, and only upon, the complete consummation of the Closing and the receipt by Seller of the Purchase Price. Except as set forth in the preceding sentence, Seller shall defend, indemnify, and hold harmless Purchaser, and Purchaser shall defend, indemnify, and hold harmless Seller, from and against all claims by third parties for brokerage, commission, finder’s, or other fees relative to this Agreement or the sale of the Property and alleged to be due by, through or under the indemnifying party, and all court costs, attorneys’ fees, and other costs or expenses actually incurred and arising therefrom.

(d)            Non-Business Day. If the final date of any period provided herein for the performance of an obligation or for the taking of any other action falls on a Saturday, a Sunday, or a day on which a majority of the U.S. Federal Reserve Banks are closed for normal business operations, then the end of such period shall be extended to 5:00 p.m. Eastern time on the next day that is not a Saturday, a Sunday or such a Federal Reserve Bank holiday.

(e)             Permitted Assignment. Purchaser may assign its rights under this Agreement to any affiliated entity which directly or indirectly controls, is controlled by or is under common control with Purchaser without the consent of Seller, on the condition that the assignee expressly assumes all of the obligations of Purchaser hereunder in a written agreement, which agreement will also set forth the assignee’s U.S. taxpayer identification number, and such written agreement is delivered to Seller prior to the Closing Date. No such assignment or assumption shall relieve Purchaser or any assignee previously approved by Seller from its obligations hereunder.

(f)             No Third-Party Beneficiaries. This Agreement is not intended, and shall not be interpreted or construed, to give rise to any third-party beneficiary or create any right, claim, defense, cause of action or contractual relationship, of any kind between any persons or entities other than Seller and Purchaser

(g)            Attorneys’ Fees. In the event of litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive any termination of this Agreement or the Closing.

(h)            Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland. Purchaser and Seller irrevocably submit to the jurisdiction of any state or federal court sitting in Frederick County, Maryland over any action or proceeding arising out of or relating to this Agreement, and agree that all claims in respect of any such action or proceeding may be heard and determined in any such court. Purchaser and Seller irrevocably consent to the service of the summons and complaint and any other process in any action or proceeding brought by any party relating to the transactions contemplated by this Agreement by the hand delivery or mailing of copies of such process to the parties in the manner specified for delivering notices as set forth in this Agreement.

(i)              Multiple Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument.

(j)              Escrow Agent. Escrow Agent agrees to hold, keep and deliver the Earnest Money and all other sums delivered to Escrow Agent in accordance with the terms and provisions of this Agreement. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrow Agent is acting in the capacity as a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Purchaser and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Seller and Purchaser, and Escrow Agent shall have a period not exceeding three (3) business days after receipt by Escrow Agent of any notice or request to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement. Further, Escrow Agent shall have the right at all times to pay all sums held by it (x) to the appropriate party under the terms hereof, provided no dispute exists between the parties hereto, or (y) into any court of competent jurisdiction after a dispute between or among the parties has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate. Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from any and all costs, damages and expenses, including reasonable attorney’s fees, that Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, that this indemnity shall not extend to any acts of gross negligence or willful malfeasance on the part of the Escrow Agent.

(k)            IRS Real Estate Sales Reporting. Purchaser and Seller hereby agree that the Escrow Agent shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Section 6045(e) of the Code and shall prepare and file all informational returns, including IRS Form 1099 S, and shall otherwise comply with the provisions of Section 6045(e) of the Code.

(l)              Confidentiality. Neither Purchaser, Seller nor their respective agents shall issue any press releases nor make any public statement, public announcement, or public disclosures of any kind concerning the subject matter hereof, structure of the transactions or the status of negotiations conducted hereunder except as may be jointly agreed to by Seller and Purchaser or as either of them may consider necessary in order to satisfy the requirements of applicable law.

(m)          Exclusivity. In consideration of the significant time and expense to be devoted by Purchaser to its potential acquisition of the Property, Seller agrees that, during the term of this Agreement, it will negotiate exclusively with Purchaser concerning a potential sale of the Property, it will not market the Property for sale or allow other potential purchasers to inspect or tour the Property, and it has not and will not enter into any agreement to sell the Property to any party other than Purchaser. Notwithstanding anything to the contrary in this Agreement, and in addition to the other rights and remedies of Purchaser set forth in this Agreement, if Seller breaches its obligations under this Section, Purchaser shall have the right to damages and, at Purchaser’s election, injunctive or other equitable relief.

Section 12.          Time is of the Essence. Time is of the essence with respect to the performance of each action or obligation permitted or required under this Agreement.

Section 13. Escrow Provisions Escrow Agent shall hold the Earnest Money in accordance with the terms and provisions of this Agreement, subject to the following:

(a)             Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent. The terms of Schedule 1 shall govern Escrow Agent’s obligations with respect to the Earnest Money.

(b)            Reliance. Subject to the terms of Schedule 1 hereof, Escrow Agent may act in reliance upon any writing or instrument or signature that it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

(c)             Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Purchaser shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Purchaser shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

(d)            Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Earnest Money, Escrow Agent may hold the Earnest Money until the receipt of written instructions from both Purchaser and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(e)             Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

(f)             Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account selected by or approved by Purchaser. All interest earned on the Earnest Money shall be deemed to be part of the Earnest Money and shall accrue to the benefit of Purchaser except to the extent the Earnest Money becomes payable to Seller pursuant to the terms of this Agreement. In such event the interest earned on the Earnest Money shall accrue to the benefit of the Seller.

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the Effective Date.

SELLER:

The Haven at Market Square, LLC

a South Carolina limited liability company

By:	Johnson Development Associates, Inc.
Its:	Manager

By:	/s/ Jason C. Lynch
Name:	Jason C. Lynch
Title:	Vice President

PURCHASER:

Inland Real Estate Acquisitions, Inc., an Illinois

Corporation

By:	/s/ G. Joseph Cosenza
Name	G. Joseph Cosenza
Title:	President

Joining in the execution of this Agreement in its capacity as majority member of Seller for the limited purpose of acknowledging and accepting responsibility for post-closing liability of the

Seller as set forth in Section l0:

Johnson Apartment Fund, LLC

By:	Johnson Development Associates, Inc.
Its:	Manager

By:	/s/ Jason C. Lynch
Name:	Jason C. Lynch
Title:	Vice President

RECEIPT BY THE ESCROW AGENT

This Agreement, fully executed by both Seller and Purchaser, has been received by the Escrow Agent this ____ day of ___________, 2015 and by execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to it, including Section 13 and Schedule 1 attached hereto.

ESCROW AGENT

Chicago Title Insurance Company

By:
Name:
Title:

Schedule 1

Earnest Money Escrow Provisions

(a) Escrow Agent shall hold the Deposit in a segregated, interest bearing account approved by Purchaser. If the Closing occurs, the Earnest Money shall be credited against the Purchase Price. The Earnest Money shall be held and disbursed by Escrow Agent in the following manner:

(i) to Seller at the upon consummation of the Closing; or

(ii) to Seller upon receipt of written demand therefor, stating that Purchaser has defaulted in the performance of Purchaser's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Escrow Agent shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received written notice of objection from Purchaser in accordance with paragraph (b) below; or

(iii) to Purchaser upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Purchaser is otherwise entitled to the Earnest Money under the provisions of this Agreement; provided, however, that except for a termination pursuant to Section 4, Escrow Agent shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received written notice of objection from Seller in accordance with paragraph (b) below. Notwithstanding anything to the contrary herein, if at any time before the expiration of the Study Period Purchaser provides Escrow Agent with written demand for the return of the Earnest Money, Escrow Agent shall immediately return the Earnest Money to Purchaser.

(b) Upon receipt of written demand for the Earnest Money by Purchaser or Seller pursuant to clause (a)(ii) or (a)(iii) above, Escrow Agent shall promptly send a copy thereof to the other party. Except for a termination under Section 4 (as to which Seller shall have no right to object), the other party shall have the right to object to the delivery of the Earnest Money by sending written notice of such objection to Escrow Agent within ten (10) Business Days after Escrow Agent sends a copy of the written demand to the objecting party. Upon receipt of such notice, Escrow Agent shall promptly send a copy thereof to the party who made the written demand.

(c) Except for the return of the Earnest Money to Purchaser as provided in the last sentence of Section (a)(iii) above, in the event of any dispute between the parties, Escrow Agent shall disregard all instructions received and may hold the Earnest Money until the dispute is mutually resolved and Escrow Agent is advised of this fact in writing by both Seller and Purchaser, or Escrow Agent is otherwise instructed by a final judgment of a court of competent jurisdiction.

(d) In the event Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Escrow Agent shall be entitled to refrain from taking any action other than to keep safely the Earnest Money until Escrow Agent shall be instructed otherwise in writing signed by both Seller and Purchaser, or by final judgment of a court of competent jurisdiction.

(e) Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Schedule 1 shall be signed by Escrow Agent, Purchaser and Seller.

(f) Seller and Purchaser shall jointly and severally hold Escrow Agent harmless against any loss, damage, liability or expense incurred by Escrow Agent not caused by its willful misconduct, gross negligence or breach of these escrow provisions, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.

Exhibit A

Property Description

All those certain lots or parcels of ground situate in the Second Election District of Frederick County, Maryland and described as follows:

BEING KNOWN AND DESIGNATED as Lot MF-1 and Lot MF-2, as shown on the plat entitled “MARKET SQUARE AT FREDERICK – Lots MF-1 and MF-2 and Neighborhood Pool and Community Amenity Lot”, which plat is recorded among the Land Records of Frederick County, Maryland in Plat Book No. 92, Page 46, et seq.

BEING the land conveyed to The Haven at Market Square, LLC by Market Square at Frederick, L.L.C. by Deed dated February 27, 2013 and recorded among the Land Records of Frederick County Maryland in Book 09410 at Page 0475.

A-1

Exhibit B

SPECIAL WARRANTY DEED

THE STATE OF	KNOW ALL MEN BY THESE
COUNTY OF	PRESENTS:

                        , a                  (“Grantor”), for and in consideration of the sum of $               and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto                     a                ("Grantee") the tract or parcel of land in                    County,                    described in Exhibit A, together with all of Grantor's interest, if any, in and to any and all buildings and improvements thereupon, and the rights, waters, privileges, appurtenances, and advantages to the same belonging or in anywise appertaining, including, without limitation, any right, title or interest in and to any and all adjacent strips, gores, streets, alleys and rights of way (such land and interests are hereinafter collectively referred to as the "Property").

This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to the matters described in Exhibit B attached hereto and incorporated herein by this reference, to the extent the same validly exist and are applicable to the Property (collectively, the "Permitted Encumbrances").

TO HAVE AND TO HOLD the said described Property unto and to the use of the Grantee, its successors and assigns, in fee simple.

AND GRANTOR covenants to warrant specially the Property hereby granted, and to execute such further assurances of said property as may be requisite.

WHENEVER USED, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

WITNESS the hand and seal of Grantor.

Grantee's address is:                                                 .

[Signature page follows.]

B-1

EXECUTED as of                  , 20     .

WITNESSES:	SELLER:

By:
Name:
Title:

STATE OF SOUTH CAROLINA COUNTY OF SPARTANBURG

I, the undersigned notary public, do hereby certify that                                       , as the                        of                                                , being duly authorized, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of said Company.

SWORN TO this          day of                           , 2015.

                                          (SEAL)

Notary Public for South Carolina

My commission Expires:

B-2

Exhibit C

BILL OF SALE AND ASSIGNMENT

                                                                (“Grantor”), for good and valuable consideration paid by                                         , a                     (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has BARGAINED, SOLD and DELIVERED and by these presents does BARGAIN, SELL and DELIVER unto Grantee all furniture, equipment, appliances, machinery, signage and other types and items of tangible personal property and fixtures of any kind owned by Grantor and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the real propertybligeiond on Exhibit B or the improvements located thereon (the “Property”) including without limitation the tangible personal property listed on Exhibit A. Grantor does hereby fully warrant title to the same and will defend the same against the lawful claims of all persons claiming by, through or under the Grantor, but against none other.

This Bill of Sale and Assignment is made and accepted expressly subject to the matters set forth in Exhibit C, to the extent the same are enforceable against Grantee, validly existing and affect the Property (the “Permitted Encumbrances”).

EXECUTED as of                        , 20     .

WITNESSES:	GRANTOR:

By:
Name:
Title:

WITNESSES:	GRANTEE:

By:
Name:
Title:

Exhibit A

[PERSONALTY]

Exhibit B

[DESCRIPTION OF THE LAND]

Exhibit C

[Permitted Encumbrances]

Exhibit D

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the “Assignment”) dated as of                    , 20      (the “Effective Date”), is between                                , a                            (“Assignor”), and                            , a                (“Assignee”).

A.              Assignor is the lessor under certain leases executed with respect to that certain real property and improvements thereon known as                    ,                    ,                 , and more particularly described in Exhibit A attached hereto (the “Property”), which leases are described in Exhibit B attached hereto (the “Leases”).

B.              Assignor and Assignee entered into a Purchase and Sale Agreement dated as of                   , 2013 (the “Purchase Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

C.              Assignor desires to assign its interest as lessor in the Leases to Assignee, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

1.               Assignor assigns to Assignee all of its right, title, and interest in and to the Leases, and Assignee hereby accepts such assignment and assumes all of the lessor’s obligations under the Leases arising from and after the Effective Date including the obligations and duties of Assignor relating to any tenant deposits actually credited or delivered to Assignee at the Closing.

2.               Any rental and other payments under the Leases shall be prorated between the parties as provided in the Purchase Agreement.

3.               This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.               This Assignment shall be governed and construed in accordance with the laws of the State of Maryland without giving effect to principles of conflicts of laws.

5.               This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.               Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of such party represents and warrants to the other party that he or she is fully empowered and authorized to do so.

7.               Assignor shall indemnify and hold harmless Assignee from and against all obligations of the Assignor under the Leases to the extent such obligations were applicable to the period and required to be performed prior to the date of this Assignment. Assignee shall indemnify and hold harmless Assignor from and against all obligations assumed by the Assignee under the Leases to the extent that such obligations are applicable to the period and required to be performed from and after the date of this Assignment.

[Signature page follows.]

Assignor and Assignee have executed this Assignment as of the Effective Date.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit A

[DESCRIPTION OF PROPERTY]

Exhibit B

[LEASE SUMMARY]

Exhibit E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS, WARRANTIES AND GUARANTIES, AND OTHER INTANGIBLE PROPERTY (the “Assignment”) dated as of                   , 20      (the “Effective Date”), is made between                                       , a                       (“Assignor”), and                        , a                      (“Assignee”).

A.              Assignor owns certain real property and certain improvements thereon known as                           ,                  County,                , and more particularly described in Exhibit A attached hereto (the “Property”).

B.              Assignor has entered into certain contracts which are more particularly described in Exhibit B attached hereto (the “Contracts”), which affect the Property.

C.              Assignor and Assignee, entered into a Purchase and Sale Agreement dated as of                  , 2013 (the “Purchase Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

D.              Assignor desires to assign to Assignee its interest, if any, in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property, to the extent the same are assignable, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

1.               Assignor hereby assigns to Assignee all of Assignor’s right, title, and interest, if any, in and to the following, from and after the Effective Date, to the extent the same are assignable:

(a)             the Contracts;

(b)            any warranties, guaranties, indemnities, and claims (“Warranties and Guaranties”) made by or received from any third party with respect to any improvements owned by Assignor on the Property; and

(c)             all (i) licenses, permits, and similar documents, franchises, logos, tradenames (but specifically excluding any trademarks, logos, trade colors, service marks, and trade names of Seller, including all derivations of the name “The Haven”, which shall be subject to the six (6) month license provided in the Purchase Agreement), website domains (for a period of six (6) months following closing), telephone numbers and advertising materials used in connection with the Property and the business operated thereon, (ii) plans, drawings, specifications, surveys, engineering reports, architectural drawings, other technical information, and (iii) intangible personal property and other property (real, personal, or mixed), owned or held by Assignor that relates, to the ownership, use, leasing, maintenance, service, or operation of the Property.

2.               Assignee hereby accepts the foregoing assignment by Assignor and assumes all of the Assignor’s obligations under the Contracts from and after the Effective Date.

3.               This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.               This Assignment shall be governed and construed in accordance with the laws of the State of Maryland.

5.               This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

6.               Each party represents and warrants to the other that it is fully empowered and authorized to execute and deliver this Assignment, and the individual signing this Assignment on behalf of such party represents and warrants to the other party that he or she is fully empowered and authorized to do so.

7.               Assignor shall indemnify and hold harmless Assignee from and against all obligations of the Assignor under the Contracts to the extent such obligations were applicable to the period and required to be performed prior to the date of this Assignment. Assignee shall indemnify and hold harmless Assignor from and against all obligations assumed by the Assignee under the Contracts to the extent that such obligations are applicable to the period and required to be performed from and after the date of this Assignment.

 [Signature page follows.]

Assignor and Assignee have executed this Assignment as of the Effective Date.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

Exhibit A

[DESCRIPTION OF THE PROPERTY]

Exhibit B

[LIST OF CONTRACTS THAT ARE FREELY ASSIGNABLE]

 Exhibit C

[LIST OF WARRANTIES]

Exhibit F

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), if a disregarded entity has legal title to a U.S. real property interest under local law, the owner of such disregarded entity (and not the disregarded entity itself) will be the transferor of such property. To inform ______________________________, a ____________________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________________, a ____________________________ (“Transferor”), the undersigned, in his or her capacity as ____________________ of ___________________________ and the __________________ of Transferor, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.               Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.               Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3.               Transferor’s U.S. employer identification number is ________________; and

4.               Transferor’s office address is ______________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and that to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of __________, 2013.

[Signature page follows.]

F-1

WITNESSES:	SELLER:

By:
Name:
Title:

STATE OF SOUTH CAROLINA

COUNTY OF SPARTANBURG

I, the undersigned notary public, do hereby certify that __________________________ ___________________________, as the ______________ of ___________________________, being duly authorized, personally appeared before me this day and acknowledged the due execution of the foregoing instrument on behalf of said Company.

SWORN TO this ______ day of ______________, 2013.

                                                                                      (SEAL)

Notary Public for South Carolina

My commission Expires:

F-2

Exhibit G

PERSONALTY

[To be attached by mutual approval prior to end of Inspection Period]

G-1

Exhibit H

[To be attached by mutual approval prior to end of Inspection Period]

H-1

Exhibit I

FORM OF TENANT LETTER

________________, ______

RE: Notice of Change of Ownership of The Haven at Market Square Apartments

Dear Tenants:

You are hereby notified as follows:

That as of the date hereof,                        and                        (collectively the “Seller”) has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property, (the “Property”) to ____________________________ (the “New Owner”). After today, New Owner will be responsible for all obligations of the “landlord” or “lessor” under your lease.

Future notices and rental payments with respect to your lease premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

________________________

________________________

________________________

Your security deposit has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

[The remainder of this page is blank intentionally;
the signature page(s) follow.]

I-1

If you have any questions regarding any of this information, please contact the New owner.

Very truly yours,

Seller:
a

By:
Name:
Title:

New Owner:
a

By:
Name:
Title:

I-2

Exhibit J

Rent Roll

(see attached)

J-1

EXHIBIT K

ASSIGNMENT AND ASSUMPTION OF DEED OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF DEED OF LEASE (the "Assignment") is made and entered into as of the day of 2015, by and between The Haven at Market Square, LLC, a South Carolina limited liability company (hereinafter referred to as "Assignor"), and Inland Real Estate Acquisitions, Inc., an Illinois corporation (hereinafter referred to as "Assignee").

WITNESSETH:

1. Assignor is the Tenant under that certain Deed of Lease between Assignor and Market Square At Frederick Community Association, Inc. as Landlord (the "Lease") for the construction and operation of a swimming pool, cabana and related facilities on real property owned by Landlord.

2. Assignor desires to sell, assign and transfer unto Assignee, and its successors and assigns, without recourse, all of its rights, obligations, title and interest in and to the Lease and Assignee desires to assume the rights, duties, liabilities and benefits of Assignor thereunder.

3. As additional consideration for Assignee's simultaneous purchase of certain business assets of Assignor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Assignor hereby sells, assigns and transfers unto Assignee, its successors and assigns, without recourse, the Lease as described above.

4. Assignee hereby assume all rights and duties of Assignor as Tenant under said Lease and shall comply with all of the terms and conditions of the Lease.

5. Assignee hereby agrees to indemnify and hold harmless Assignor and Assignor's members, manager, agents and employees from and against any claims, losses, costs and expenses incurred by them (including reasonable attorneys' fees) as a result of any claims related to the Lease and/or the obligations of Tenant under the Lease, occurring and arising from and after the date hereof. Assignor hereby agrees to indemnify and hold harmless Assignee and Assignee's shareholders, officers, agents and employees from and against any claims, losses, costs and expenses incurred by them (including reasonable attorneys' fees) as a result of any claims related to the Lease and/or the obligations of Tenant under the Lease, occurring and arising prior to the date hereof.

6. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

K-1

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed the day and year first above written.

“ASSIGNOR” The Haven at Market Square, LLC

By:	Johnson Development Associates, Inc.
Its:	Manager

By:
Name:
Title:

“ASSIGNEE” Inland Real Estate Acquisitions, Inc.

By:
Name:
Title:

K-2